EXHIBIT 99.1
PRESS RELEASE
Full Year 2015 Results
►	6% top line growth outpaced Adjusted EBITDA growth of 5% as a result of higher investments in customer experience and higher integration costs related to the BASE Company NV acquisition;
►	Free Cash Flow of €279.0 million, up 17% yoy, despite significantly higher cash taxes paid driven by solid Adjusted EBITDA growth, lower cash interest expenses and working capital improvements;
►	European Commission approved BASE Company NV acquisition last week; transaction expected to close mid-February 2016, allowing us to more effectively compete for mobile subscriber growth.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 10, 2016 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2015.

HIGHLIGHTS

■
Triple-play subscribers up 6% yoy to 1,094,300 at December 31, 2015, representing around 50% of our customer base, and driven by continued traction for our leading "Whop" and "Whoppa" bundles and attractive promotions;

■	We exceeded 1 million mobile postpaid subscribers at the end of 2015, up 12% yoy, and representing a solid net inflow of 24,000 subscribers in Q4 2015 despite the intensely competitive environment;

■
Revenue(1) of €1,808.4 million, +6% yoy, driven by higher revenue from our advanced fixed services and a growing contribution from our mobile and B2B businesses. Q4 2015 revenue of €458.7 million, +5% yoy;

■
Adjusted EBITDA(2) of €943.7 million, +5% yoy, reflecting nonrecurring benefits of €12.5 million and €7.6 million in Q1 2014 and in Q2 2015, respectively. Q4 2015 Adjusted EBITDA of €219.5 million, +3% yoy, with higher costs related to the planned integration of BASE Company more than offset by continued focus on operational excellence and lower handset subsidies due to our handset financing and “Choose Your Device” programs;

■
Accrued capital expenditures(3) of €383.6 million, or around 21% of our revenue. Excluding the recognition of the Belgian football broadcasting rights, they represented around 20% of our revenue, with lower spending on set-top boxes and customer installations partly offset by higher network-related investments;

■
Free Cash Flow(4) of €279.0 million, +17% yoy, despite significantly higher cash taxes paid. Increase in Free Cash Flow was driven by solid Adjusted EBITDA growth, lower cash interest expenses and an improved trend in our working capital. Q4 2015 Free Cash Flow more than doubled yoy to €53.8 million;

■
Closing of 1,325.0 million BASE Company acquisition expected mid-February 2016, anticipating expenditures of around €240.0 million over the next few years, including targeted investments in BASE Company's mobile network and integration costs, offset by expected combined annual run-rate synergies of at least €150.0 million, driven in large part by the migration of our mobile telephony subscriber base to the BASE Company network. Guidance on the combined group's expected financial performance in 2016 to be provided in April in conjunction with the release of our Q1 2016 results;

■	Board of directors has authorized a €50.0 million share buy-back program, effective as of February 15, 2016.

As of and for the year ended	Dec 2015	Dec 2014	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (1)	1,808.4	1,707.1	6%
Operating Profit	543.1	532.2	2%
Net Profit	175.7	109.3	61%

Basic Earnings Per Share	1.51	0.94	61%
Diluted Earnings Per Share	1.51	0.94	61%

Adjusted EBITDA (2)	943.7	900.0	5%
Adjusted EBITDA margin %	52.2%	52.7%

Accrued Capital Expenditures (3)	383.6	387.2	(1)%
Accrued Capital Expenditures as % of revenue	21.2%	22.7%
Free Cash Flow (4)	279.0	237.5	17%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,054,800	2,083,300	(1)%
Basic video (5)	340,600	403,200	(16)%
Enhanced video (6)	1,714,200	1,680,100	2%
Broadband internet (7)	1,570,500	1,523,300	3%
Fixed-line telephony (8)	1,221,000	1,159,500	5%
Mobile telephony (9)	1,001,200	894,300	12%

Triple-play customers	1,094,300	1,028,100	6%
Services per customer relationship (10)	2.23	2.17	3%
ARPU per customer relationship (€ / month) (10) (11)	50.6	47.8	6%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“Telenet can look back at an exciting year, in which we've laid further foundations for profitable growth in 2016 and beyond. We continued to invest in our HFC network, products and services with accrued capital expenditures reaching €384 million for the full year 2015. Relative to our revenue, we believe our investments outpace the sector by a wide margin and represented around 20% of our revenue after excluding the recognition of the Belgian football broadcasting rights. We plan to continue to invest as we're only at the forefront of our five-year €500 million "Grote Netwerf" network upgrade program, which will increase bandwidth capacity from 600 MHz currently to 1 GHz and enable data download speeds of at least 1 Gbps. Thanks to our targeted investments, we've been able to provide higher speeds for both residential and business subscribers with the average download speed reaching 114 Mbps with top speeds of up to 240 Mbps currently for some of our business customers. In the fourth quarter, we also started rolling out our next-generation internet modems with improved in-home WiFi connectivity and ensuring faster throughput speeds. We've also been able to further increase our overall customer satisfaction through proactive visits to customers' homes as demonstrated by our moderate churn levels despite the intensely competitive environment.
In April 2015, we announced the acquisition of BASE Company, the third-largest mobile operator in Belgium, for €1,325 million and we're happy to see that the European Commission approved this transaction last week following our agreement to divest BASE's JIM Mobile prepaid customer base and its 50% stake in Mobile Vikings to MEDIALAAN. Through this important transaction, we'll improve the economics of our mobile business, enabling us to more effectively compete for mobile growth in the future, and we expect this acquisition to close mid-February. Our existing mobile business exceeded 1 million mobile postpaid subscribers at the end of 2015 with the number of mobile SIMs having almost quadrupled since the launch of our "King" and "Kong" rate plans mid-2012.
In February 2015, we took a 50% stake in the Flemish media company De Vijver Media for €58 million, helping to ensure access to both high-quality and affordable local content. We've also started producing our first television series "Chaussée d'amour", which will become available for our digital TV customers in the first half of 2016. Through the relaunch of our premium subscription VOD packages "Play" and "Play More", including unlimited 7-day catch-up TV and access to a vast library of both local and international series and movies, we further fine-tuned our connected entertainment strategy so customers can enjoy a rich content experience across multiple devices both in and outside the home. At the end of December 2015, 298,600 customers subscribed to our premium sVOD packages, which was more than double compared to end-2014. And mid-2015, we revamped our pay television sports channels through the launch of "Play Sports", offering a wider selection of sports than ever before and we recently won the bid for the exclusive broadcasting rights for the UK Premier League for another three seasons. At the end of December 2015, 223,500 customers subscribed to "Play Sports", up 9% yoy with robust subscriber growth in Q4 2015.
Looking back on our financial performance for the year, we achieved revenue growth of 6% in 2015 to €1,808 million compared to our outlook of "between 5-6%". Top line growth in 2015 was predominantly driven by a higher contribution from our connectivity, entertainment, mobile and B2B businesses. In Q4 alone, we achieved revenue of €459 million, up 5% yoy. Our Adjusted EBITDA grew 5% in 2015 to €944 million relative to our guidance of "between 4-5%". Our Adjusted EBITDA for the full year 2015 and 2014 included nonrecurring benefits of around €8 million and €13 million, respectively, related to the settlement of certain operational contingencies. Excluding these impacts in both periods, growth in our Adjusted EBITDA would have been slightly higher. Growth in our Adjusted EBITDA was driven by accretive multiple-play growth, our continued focus on cost efficiencies and operating leverage and lower costs associated with handset sales and subsidies, partly offset by our growth in lower-margin products. In 2015, our top line growth outpaced growth in our Adjusted EBITDA as the latter was impacted by increased investments in customer experience, including our proactive customer visits under "Helemaal Mee Tournee" as mentioned above, and higher costs related to the integration of BASE Company NV. In Q4 2015, our Adjusted EBITDA reached €220 million, up 3% yoy, with higher costs related to the planned integration of BASE Company more than offset by continued focus on operational excellence and lower handset subsidies due to our handset financing and “Choose Your Device” programs.
Excluding the recognition of the Belgian football broadcasting rights, our accrued capital expenditures represented around 20% of revenue for the full year 2015, which was in line with our outlook. Significantly lower set-top box related capital expenditures and slightly lower capital expenditures for customer installations were offset by increased network investments as part of our aforementioned network upgrade plan. And finally, we achieved €279 million of Free Cash Flow, topping our expectations of "between €250-260 million". Free Cash Flow was up 17% compared to the prior year despite significantly higher cash taxes paid. The robust increase in our Free Cash Flow was primarily driven by solid Adjusted EBITDA growth, lower cash interest expenses as a result of last year's refinancings and a marked improvement in our working capital as a result of our increased focus on a tighter working capital management.

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In light of all the above, I believe Telenet is well positioned for the future as we aim to continue playing a pivotal role in our customers' digital lifestyle by delivering a great customer experience and by making sure our customers can get the most value out of their products. In light of the pending closing of the BASE Company acquisition, the board of directors decided not to provide a detailed outlook at this time. We intend to provide guidance on the combined group's expected financial performance in 2016 in April in conjunction with the release of our Q1 2016 results. Having received regulatory clearance, we confidently look ahead to the future together with BASE and all its stakeholders. To this end, 2016 and 2017 will feature prominent investments in both fixed and mobile networks, further solidifying our leading market position. We're anticipating expenditures of around €240.0 million over the next few years, including targeted investments in BASE Company's mobile network and integration costs, offset by expected combined annual run-rate synergies of at least €150.0 million, driven in large part by the migration of our mobile telephony subscriber base to the BASE Company network. Finally, the board of directors has authorized a €50.0 million share buy-back program for 2016, effective as of February 15, 2016. The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long‐term Net Total Debt to Consolidated Annualized EBITDA ratio, through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure."

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Revenue by nature: In Q1 2015, we changed the way we present the disclosure of our revenue in order to further align with our controlling shareholder and to provide a greater level of transparency on the underlying evolution of (i) our traditional cable subscription revenue, (ii) the revenue generated by our mobile telephony customers, (iii) our B2B revenue and (iv) our other revenue, which includes amongst others the revenue generated from the sale of set-top boxes and handsets, interconnection revenue and carriage fees. We have also applied these changes retroactively to the prior year quarters.

RGU adjustment: In Q1 2015, we changed the way we calculate certain operational key performance indicators to further align with our controlling shareholder. From January 1, 2015, RGUs are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (for instance a primary and a secondary home) that individual will count as two RGUs for that service. This definition adjustment also impacted certain other derived operational parameters, including amongst others multiple-play penetration levels, the number of services per unique customer and the underlying ARPU generated by such unique customers. During the first quarter of 2015, we also modified certain video subscriber definitions to better align these definitions with the underlying services received by our customers and have replaced our “digital cable TV” and “analog cable TV” subscriber definitions with “enhanced video” and “basic video” respectively. We have also applied these changes retroactively to the prior year quarters.

Free Cash Flow: In Q1 2015, we changed our Free Cash Flow definition, adding cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions to the net cash provided by our continuing operations. We have also applied these changes retroactively to the prior year quarters. Additionally, in Q3 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From July 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. This adjustment had no impact on the Company’s Free Cash Flow for the prior year quarters.

ARPU per customer relationship: In Q4 2015, we changed the way we calculate the ARPU per customer relationship to further align with our controlling shareholder by excluding channel carriage revenue and including revenue from small or home office ("SoHo") customers. From Q4 2015, the ARPU per customer relationship is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. We have also applied these changes retroactively to the prior year quarters.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
As of December 31, 2015, we had 2,177,500 customer relationships, which represented approximately 74% of the 2,935,700 homes passed by our leading HFC network. At year-end 2015, we provided 4,846,300 services (excluding our mobile RGUs), up 2% compared to the prior year. Our RGU count at December 31, 2015 included 2,054,800 video subscribers, 1,570,500 broadband internet subscribers and 1,221,000 fixed-line telephony RGUs. Approximately 83% of our video subscribers had upgraded to our enhanced video platform at December 31, 2015 so they can get access to a richer TV and premium entertainment experience. At the end of 2015, we exceeded the milestone of 1 million mobile postpaid subscri

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bers for the first time. Since the launch of our mobile tariff plans “King” and “Kong” mid-2012, our mobile subscriber count almost quadrupled despite the intensely competitive environment.

Throughout 2015, we added 142,800 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed telephony, of which 41,400 were added in Q4 2015. Net subscriber growth for our advanced fixed services in Q4 2015 was up 5% compared to a robust third quarter, demonstrating the continued attractiveness of our triple-play propositions and temporary promotions. In Q4, we successfully continued our “Vollenbak voordelen” campaign, which we launched in Q3 and that highlights the monetary advantages that both new and existing Telenet customers enjoy.

We experienced solid net subscriber growth for our leading triple-play bundles “Whop” and “Whoppa” in Q4 2015, achieving 1,094,300 triple-play subscribers at December 31, 2015 (+6% year-on-year). At December 31, 2015, we had around 50% of our customers subscribing to our triple-play services compared to around 47% at December 31, 2014. The success of our multiple-play strategy is also exhibited by the number of services customers receive from us. At December 31, 2015 our customers subscribed to an average of 2.23 services, up 3% compared to December 31, 2014 when the services per customer relationship represented 2.17 (excluding mobile telephony in both periods).

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €50.6 for FY 2015, up €2.8, or +6% compared to the prior year. For Q4 2015, the ARPU per customer relationship yielded €51.2, representing a 6% increase compared to the prior year period when the ARPU per customer relationship amounted to €48.3. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services and (iii) the benefit from the selective price increase on certain fixed services as of January 25, 2015. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At December 31, 2015, we served 1,570,500 broadband internet subscribers, having added 13,700 net subscribers in Q4 2015 (FY 2015: 47,200). At December 31, 2015, 53.5% of the homes passed by our leading HFC network subscribed to one of our broadband internet products as compared to 52.2% at the end of Q4 2014. In Q4 2015, annualized churn for our broadband internet service was 7.0%, which was broadly stable compared to the prior year period, yet 30 basis points better compared to the prior quarter.

In March 2015, we enriched the surfing experience for both our residential and business customers. We currently provide downstream speeds of up to 200 Mbps for our residential “Whoppa” customers and up to 240 Mbps for our “Business Fibernet 240 Plus” customers. The average download speed reached approximately 114 Mbps at the end of December 2015 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles in June 2013. As part of our five-year €500.0 million next-generation network upgrade program, we aim to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of at least 1 Gbps in the future. In November 2015, we started rolling out 802.11ac-certified modems, capable of handling downstream speeds of at least 1 Gbps.

Besides the above-mentioned speed increases and CPE upgrades, we increasingly focused on improving in-home connectivity for customers through our proactive visits under the “Helemaal Mee Tournee”. At December 31, 2015, we had conducted approximately 150,000 visits. Given that customers consider WiFi as a natural extension for their fixed broadband connection and as a means to offload an increasing share of mobile data traffic, WiFi remains one of the cornerstones of our connectivity strategy. Today, we have deployed almost 1.3 WiFi Homespots and operate approximately 2000 WiFi hotspots in public areas. Through our partnership with the Walloon cable operator VOO, broadband internet customers from Telenet and VOO can freely use the WiFi Homespots on either company’s network.

1.3    Fixed-line telephony

Since the successful repositioning of our multiple-play bundles in June 2013, including the launch of our innovative VoIP app “Triiing”, we have seen continued fixed-line telephony subscriber growth. As such, we served 1,221,000 fixed-line telephony subscribers at December 31, 2015 (+5% year-on-year), equivalent to 41.6% of the homes passed by our network compared to 39.8% at December 31, 2014. In Q4 2015, we achieved a solid net inflow of 17,000 fixed-line telephony subscribers (FY 2015: 61,500) as we

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continue to successfully cross-sell our “Whop” and “Whoppa” triple-play bundles to both new and existing customers. The number of registered devices using our VoIP app increased to approximately 435,700 at December 31, 2015, representing around 36% of our fixed-line telephony subscriber base. We believe this shows customers appreciate the potential to significantly reduce roaming costs abroad. In 2015, we also harmonized peak and off-peak calling windows for "Triiing" customers, meaning they can now call at flat-fee rates during the entire day. As an added benefit, “FreePhone Europe” customers enjoy attractive free off-peak calling to a selection of both fixed and mobile numbers. In Q4 2015, annualized churn for our fixed-line telephony service reached 7.7%, which was broadly stable compared to the prior quarter.

1.4    Mobile telephony

In April 2015, we launched our “Family Deal” proposition, offering both new and existing “Whop“ and “Whoppa“ triple-play households recurring monthly discounts of €1 and €2, respectively, on their mobile tariff plans, when subscribing to two or more mobile services. In Q3 2015, we initiated a handset financing program in connection with our “Choose Your Device” program, enabling customers to buy a handset via a zero interest rate installment plan. The “Choose Your Device” program offers customers increased flexibility to change their airtime tariff or handset at any time, through the use of separate contracts for the airtime and mobile handset. In early October 2015, we started retailing the iPhone 6s™ and iPhone 6s Plus™ across substantially all of our online, retail and call center channels, including price discount offers and the availability of a zero interest rate installment plan.

In FY 2015, we achieved 106,900 net mobile postpaid subscriber acquisitions across our Flemish and Brussels franchise areas, of which 24,000 in Q4 2015. This quarterly performance was broadly similar to the net mobile postpaid subscriber growth realized in both Q3 2015 and Q4 2014, and was achieved despite the intensely competitive environment. As a result, our mobile postpaid subscriber base exceeded more than 1 million active SIMs at end-2015 (+12% year-on-year).

Our mobile ARPU equaled €24.6 in Q4 2015, including interconnection. The 5% decrease compared to the prior year period was primarily driven by (i) the conversion of certain legacy mobile tariff plans to our latest mobile rate plans, (ii) continued pressure on SMS usage and (iii) lower out-of-bundle revenue per user. On a sequential basis, our mobile ARPU decreased mainly because of a seasonal decrease in roaming revenue.

1.5    Video

ENHANCED VIDEO
In October 2015, we celebrated the tenth anniversary of our interactive digital TV platform, which we introduced to our Flemish and Brussels households back in 2005. Now ten years later, approximately 83% of our video customers already subscribed to our enhanced video services compared to around 81% at December 31, 2014. Consequently, we served 1,714,200 enhanced video customers at December 31, 2015, as we added 10,700 net subscribers in Q4 2015 (FY 2015: 34,100). At December 31, 2015, approximately 26% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and hotspots. At December 31, 2015, our subscription VOD packages “Play” and “Play More” had 298,600 customers, doubling compared to the prior year period and up 22% compared to Q3 2015 and driven in part by temporary promotions and seasonality.

In July 2015 - ahead of the start of the 2015-2016 Jupiler Pro League season, which we continue to broadcast on a non-exclusive basis - we launched “Play Sports”, replacing our former “Sporting Telenet” sports pay television channels. “Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries. In December 2015, we reached an agreement with ELEVEN SPORTS NETWORK, adding two extra channels ("Eleven" and "Eleven Sports") to our “Play Sports” offering, featuring amongst others the Spanish “Liga”, the French “Ligue 1”, the Italian “Serie A” and the FA Cup, along with selected NBA and NFL games. Additionally, we recently won the bid for the exclusive Barclays Premier League broadcasting rights for another three seasons. At December 31, 2015, 223,500 customers subscribed to our sports pay television channels, an increase of 9% compared to the prior year period, marking one of the strongest uptakes in recent quarters.

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TOTAL VIDEO
Relative to September 30, 2015, subscribers to our total basic and enhanced video services decreased by 4,900 (FY 2015: 28,500) to 2,054,800 at December 31, 2015. Our net organic loss rate in Q4 2015 was broadly stable compared to the prior quarter despite tough competition in Q4, and continued to improve compared to the first half of 2015 when our churn rate was adversely impacted by the anticipated impact from the January 2015 price adjustments.

The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2    Financial highlights

2.1    Revenue

For the full year 2015, we generated revenue of €1,808.4 million, representing a 6% increase compared to the prior year when we produced revenue of €1,707.1 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers at December 31, 2015 up 6% compared to December 31, 2014, (ii) the benefit from the selective price increase on certain fixed services in January 2015, (iii) a €22.4 million higher contribution from our mobile activities, driven by robust mobile postpaid subscriber growth, and (iv) a 12% increase in our business services revenue.

In Q4 2015, we achieved revenue of €458.7 million, marking a 5% increase compared to Q4 2014 when we achieved revenue of €436.0 million. Revenue growth in the quarter was primarily driven by the same growth drivers as mentioned above. Compared to Q3 2015, our top line growth rate slightly decelerated as higher cable subscription revenue was somewhat offset by relatively lower growth rates for our mobile and B2B businesses in the year-end quarter.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content     offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) transactional and broadcasting-on-demand services. For the full year 2015, our video revenue amounted to €552.1 million (Q4 2015: €139.5 million) compared to €542.9 million for the prior year. This modest 2% increase was driven by higher recurring set-top box rental fees and growth in our premium subscription VOD business, partly offset by a gradual decline in our total video subscriber base and lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €546.0 million for the full year 2015 (Q4 2015: €138.2 million) and was up 6% compared to the prior year when we recorded broadband internet revenue of €513.9 million. Our revenue growth was driven by 3% growth in our subscriber base and the benefit from the aforementioned price increase effective from the end of January 2015, in part offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under ‘Other’ revenue. For the full year 2015, our fixed-line telephony revenue increased 7% to €226.9 million (Q4 2015: €57.1 million) compared to €211.1 million for the prior year driven by a 5% increase in fixed-line telephony subscribers and the benefit from the aforementioned January 2015 price increase, partly offset by a growing proportion of bundle discounts.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both the interconnection revenue generated by these customers and revenue earned from handset sales. For the full year 2015, we generated mobile telephony revenue of €203.4 million (Q4 2015: €50.2 million), up €22.4 million compared to the prior year. This robust 12% year-on-year revenue increase reflected continued double-digit growth in the number of postpaid subscribers, partially offset by a decrease in usage-related revenue per user.

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BUSINESS SERVICES
The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €118.1 million for the full year 2015 (Q4 2015: €30.5 million), which was up 12% compared to the prior year when our business services yielded revenue of €105.5 million. Our B2B revenue growth was primarily driven by (i) higher security-related revenue, (ii) higher revenue from business connectivity solutions and (iii) higher revenue from carrier services for mobile.

OTHER
Other revenue primarily includes, among other items, (i) mobile handset sales, (ii) channel carriage fees, (iii) interconnection revenue from both our fixed-line and mobile telephony customers, (iv) product activation and installation fees, and (v) set-top box sales revenue. Other revenue reached €161.9 million for the full year 2015 (Q4 2015: €43.2 million), up 6% year-on-year. Growth in our ‘Other’ revenue was primarily driven by the introduction of our handset financing program in Q3 2015 and higher interconnection revenue generated by our mobile customers, partially offset by lower set-top box sales revenue compared to the prior year when we switched off our legacy SD platform.

2.2    Expenses

For the full year 2015, we incurred total operating expenses of €1,265.3 million, representing an increase of 8% compared to the prior year when we incurred total operating expenses of €1,174.9 million. Our operating expenses for the full year 2015 included a €13.8 million favorable impact from the reversal of restructuring charges as a result of a settlement with Norkring België related to the DTT spectrum license and a €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations, partially offset by a €3.9 million settlement with the Belgian telecoms regulator BIPT with regards to the 2G mobile spectrum license. Our operating expenses for the prior year reflected a €12.5 million favorable impact from the settlement of certain operational contingencies. Excluding these nonrecurring benefits for the full year 2015 and 2014, the underlying increase of our total operating expenses would have been slightly higher and was primarily driven by (i) higher network operating and service costs including higher programming costs as a result of our connected entertainment strategy, (ii) a 10% increase in depreciation and amortization charges, (iii) €7.1 million higher advertising, sales and marketing costs, and (iv) higher direct acquisition costs and other costs primarily linked to the acquisition and integration of BASE Company NV.

In Q4 2015, our total operating expenses represented €336.3 million, up 6% year-on-year, primarily reflecting (i) higher costs related to the acquisition and integration of BASE Company as embedded in our full year outlook, (ii) higher advertising, sales and marketing expenses resulting from our end-of-year marketing campaigns as discussed above, (iii) higher depreciation and amortization charges and (iv) slightly higher network operating and service costs, partially offset by the net effect resulting from the aforementioned reversal of restructuring charges linked to the DTT spectrum license and the 2G mobile spectrum settlement.

Our operating expenses represented approximately 70% of our revenue for the full year 2015 as compared to approximately 69% for the prior year. Cost of services provided as a percentage of our revenue reached approximately 54% for the full year 2015 as compared to approximately 55% for 2014. Selling, general and administrative expenses represented approximately 16% of our overall revenue for the full year 2015 compared to around 14% in 2014. Compared to 2014, our selling, general and administrative expenses as a proportion of our revenue increased due to higher costs associated with the acquisition and the integration of BASE Company.

EMPLOYEE BENEFITS
Employee benefits reached €155.8 million for the full year 2015 (Q4 2015: €41.4 million) and were up €2.0 million compared to the prior year as modest growth in our employee base was offset by lower bonus accruals.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €390.4 million for the full year 2015 (Q4 2015: €101.5 million) compared to €355.5 million for 2014. The 10% year-on-year increase primarily reflected higher depreciation expenses related to set-top boxes and IT.

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NETWORK OPERATING AND SERVICE COSTS
Network operating and service costs continue to represent the largest portion of our total operating expenses and include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses. Compared to the full year 2014, our network operating and service costs increased €44.5 million from €524.5 million to €569.0 million for the full year 2015. This 8% year-on-year increase in our network operating and service costs was primarily driven by (i) higher copyrights and content-related expenses, (ii) higher interconnection costs driven by continued growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to handset sales, partially offset by lower handset subsidies compared to the full year 2014. As a reminder, our network operating and service costs for the full year 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies, without which the increase in our network operating and service costs would have been lower. In Q4 2015, our network operating and service costs were €149.3 million, up 2% year-on-year, with higher costs associated with handset purchases and higher content-related expenses being partly offset by lower handset subsidy costs relative to Q4 2014 due to the implementation of our handset financing program and our overall focus on more cost-effective mobile subscriber acquisitions.

ADVERTISING, SALES AND MARKETING
Advertising, sales and marketing expenses of €74.2 million for the full year 2015 increased by 11% compared to the prior year. Relative to Q4 2014, our advertising, sales and marketing expenses increased 20% to €25.8 million in Q4 2015, reflecting timing variances in some of our marketing campaigns and promotional activity around our new “Vollenbak voordelen” campaigns that highlight the monetary advantages that new and existing Telenet customers enjoy.

OTHER COSTS, INCL. OPERATING CHARGES RELATED TO ACQUISITIONS OR DIVESTITURES AND RESTRUCTURING CHARGES
Our other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €65.5 million for the full year 2015 (Q4 2015: €16.5 million), which was broadly stable compared to €65.7 million for the full year 2014. Our other costs for the full year 2015 included a €13.8 million favorable impact from the reversal of restructuring charges as a result of a settlement with Norkring België related to the DTT spectrum license and a €7.6 million nonrecurring benefit from the resolution of a contingency associated with universal service obligations, partially offset by a €3.9 million settlement with the Belgian telecoms regulator BIPT with regards to the 2G mobile spectrum license. Following this settlement, we have no further outstanding payment obligations with regards to the 2G mobile spectrum license. Excluding these impacts, our other costs would have increased compared to the full year 2014. The underlying increase reflected higher business-supporting corporate advisory and legal fees, including those for the acquisition and integration of BASE Company.

2.3    Adjusted EBITDA and operating profit

For the full year 2015, we realized Adjusted EBITDA of €943.7 million, up 5% compared to the prior year when we produced Adjusted EBITDA of €900.0 million. Our Adjusted EBITDA for the full year 2015 and 2014 included favorable impacts of €7.6 million and €12.5 million, respectively, as mentioned above and was not impacted by the aforementioned reversal of restructuring charges. The solid growth in our Adjusted EBITDA was primarily driven by accretive multiple-play growth, including the impact from the January 2015 price adjustments and our continued focus on cost efficiencies and operating leverage, partly offset by (i) higher content-related expenses, (ii) higher interconnection costs driven by continued growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to the integration of BASE Company. Our Adjusted EBITDA margin reached 52.2% for the full year 2015 compared to 52.7% for the full year 2014. This decline was mainly driven by a higher proportion of lower-margin mobile and premium content revenue in our overall mix and higher costs associated with the integration of BASE Company which we have started incurring mainly in the second half of the year.

In Q4 2015, our Adjusted EBITDA reached €219.5 million, representing a 3% increase compared to Q4 2014 when we generated Adjusted EBITDA of €212.6 million. Compared to prior quarters, our Adjusted EBITDA margin decreased in Q4 2015 to 47.9% as a result of seasonally higher advertising, sales and marketing expenses in the year-end quarter and higher costs related to the integration of BASE Company NV. Excluding these integration costs, the underlying growth in our Adjusted EBITDA would have been higher.

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Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2015	2014	Change %	2015	2014	Change %

Adjusted EBITDA	219.5	212.6	3%	943.7	900.0	5%
Adjusted EBITDA margin	47.9%	48.8%		52.2%	52.7%

Share based compensation	(1.8)	(1.3)	38%	(10.4)	(8.3)	25%
Operating charges related to acquisitions or divestitures	(3.3)	(0.1)	N.M.	(9.7)	(2.1)	362%
Restructuring gains (charges)	9.5	(0.1)	N.M.	9.9	(1.9)	N.M.

EBITDA	223.9	211.1	6%	933.5	887.7	5%

Depreciation, amortization and impairment	(101.5)	(93.4)	9%	(390.4)	(355.5)	10%

Operating profit	122.4	117.7	4%	543.1	532.2	2%

Net finance expense	(67.0)	(75.8)	(12)%	(263.7)	(331.6)	(20)%
Share of the result of equity accounted investees	(0.4)	0.1	N.M.	(4.1)	0.4	N.M.
Income tax expense	(14.7)	(4.1)	259%	(99.6)	(91.7)	9%

Profit for the period	40.3	37.9	6%	175.7	109.3	61%

N.M. - Not Meaningful

We generated operating profit of €543.1 million for the full year 2015 (Q4 2015: €122.4 million), which was up €10.9 million, or 2%, compared to the prior year when our operating profit reached €532.2 million. Growth in our operating profit was driven by solid 6% revenue growth, partly offset by (i) higher content-related and advertising, sales and marketing expenses, (ii) higher costs related to the acquisition and integration of BASE Company, and (iii) a 10% increase in depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
For the full year 2015, our net finance expenses totaled €263.7 million compared to €331.6 million of net finance expenses incurred for the full year 2014. Despite a €30.8 million loss on the extinguishment of debt following the prepayment of the €500.0 million Senior Secured Notes due 2020 in August 2015, our net finance expenses decreased 20% year-on-year as we realized a non-cash gain on our derivatives of €13.8 million in 2015 whereas the prior year showed a loss of €67.4 million in this respect. In addition, we incurred €9.8 million lower net interest expenses following the early redemption of the remaining outstanding amounts under certain Term Loans following the April 2014 refinancing and the favorable effects of the partial unwinding of our derivatives portfolio in December 2014. These favorable impacts were partly offset by slightly higher accrued interest expenses as a result of commitment fees incurred on the undrawn financing facilities related to the BASE Company acquisition, which began to accrue in Q3 2015.

Our net finance expenses in Q4 2015 amounted to €67.0 million versus €75.8 million in the prior year period. This 12% decrease primarily reflected both lower net interest expenses for the reasons mentioned above and a relatively lower loss on derivatives compared to Q4 2014.

INCOME TAXES
We recorded income tax expenses of €99.6 million for the full year 2015 (Q4 2015: €14.7 million) compared to income tax expense of €91.7 million for the full year 2014, up 9% year-on-year.

NET INCOME
We earned net income of €175.7 million for the full year 2015 (Q4 2015: €40.3 million), which was substantially higher compared to the €109.3 million we achieved in the prior year. Net income growth was boosted by a €13.8 million net gain on our derivative financial instruments whereas the prior year showed a net loss of €67.4 million in this respect.

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2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the full year 2015, our operations yielded €665.5 million of net cash compared to €571.6 million we generated during the prior year. Despite substantially higher cash taxes paid in 2015, the net cash from our operating activities increased 16% year-on-year driven by (i) robust growth in our Adjusted EBITDA, (ii) a €34.8 million decrease in our cash interest expenses following certain refinancing operations and the partial optimization of our interest rate derivatives portfolio, and (iii) a marked improvement in our working capital as a result of our tighter working capital management. In Q4 2015, the net cash from our operating activities represented €167.2 million, up 62% compared to the prior year period and largely driven by the same parameters as mentioned above.
NET CASH USED IN INVESTING ACTIVITIES
We used €433.1 million of net cash in investing activities in 2015, up 36% year-on-year. The net cash used in investing activities included cash payments for our capital expenditures. In addition, we paid €15.7 million and €23.4 million in Q1 2015 and Q3 2015, respectively, for the Belgian football broadcasting rights covering the second leg of the 2014-2015 season and the first leg of the 2015-2016 season, respectively. Finally, the net cash used in investing activities for the full year 2015 was impacted by the 50% investment in the local media company De Vijver Media for €58.0 million. In Q4 2015, we used €109.5 million of net cash in investing activities compared to €72.5 million for the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
FREE CASH FLOW
For the full year 2015, we generated Free Cash Flow of €279.0 million compared to €237.5 million we achieved in 2014. Despite significantly higher cash taxes paid in 2015 and higher cash capital expenditures as mentioned above, our Free Cash Flow improved 17% year-on-year. Growth in our Free Cash Flow was primarily driven by (i) solid growth in our Adjusted EBITDA, (ii) lower cash interest expenses, and (iii) an improvement in our working capital. In Q4 2015, we generated Free Cash Flow of €53.8 million, which was double the level of Free Cash Flow we achieved in Q4 2014. Higher cash capital expenditures in the quarter were offset by (i) solid Adjusted EBITDA growth, (ii) a 36% decrease in our cash interest expenses due to phasing in some of our interest payments, and (iii) an improvement in our working capital relative to last year.
NET CASH USED IN FINANCING ACTIVITIES
The net cash used in financing activities was €144.2 million for the full year 2015 compared to €278.0 million of net cash used in 2014 and mainly consisted of (i) €73.0 million of net cash used for the early termination of certain interest rate derivatives, (ii) €48.0 million spent on the Share Repurchase Program 2015, net from the sale of treasury shares, (iii) €29.2 million of debt issuance and prepayment costs, which included the make-whole premium paid for the early repayment of the Senior Secured Fixed Rate Notes due November 2020 and (iv) a net increase of €35.3 million in our loans and borrowings. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments. In Q4 2015, we used €76.6 million of net cash in financing activities, primarily reflecting the unwinding of certain interest rate derivatives as mentioned above and €7.4 million used for the annual payment of the 3G mobile spectrum license.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of December 31, 2015, we carried a total debt balance (including accrued interest) of €3,793.9 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,930.0 million principal amount is related to the Senior Secured Notes with maturities ranging from 2021 through 2027. Our total debt balance at December 31, 2015 also included €31.1 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In April 2015, we issued two new debt facilities under the 2010 Amended Senior Credit Facility for an aggregate amount of €1,000.0 million in anticipation of the acquisition of BASE Company. Through Telenet International Finance S.à r.l., which acts as the group’s financing center, we issued a floating rate €800.0 million Term Loan (“Term Loan AA”) with a maturity of June 30, 2023 and a 3.50% margin over EURIBOR. In addition, we secured an additional €200.0 million Revolving Credit Facility (“Facility Z”) with a maturity of June 30, 2018 and a margin of 2.25% over EURIBOR. As the acquisition of BASE Company is still subject to formal closing, both facilities are currently fully undrawn.

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In July 2015, we issued €530.0 million 4.875% Senior Secured Fixed Rate Notes due 2027. The net proceeds of this issuance were used in August 2015 to prepay €500.0 million of Senior Secured Notes due 2020. In July 2015, we also upsized the available commitments under our Revolving Credit Facility (“Facility X”) by €85.0 million to an aggregate of €381.0 million and in September 2015, we cancelled €26.9 million of short-dated available commitments under our Revolving Credit Facility (“Facility S”). As such, and excluding the undrawn debt facilities relating to the BASE Company acquisition as discussed above, we had full access on December 31, 2015 to a committed Revolving Credit Facility of €381.0 million, subject to compliance with certain covenants and debt service requirements as mentioned below.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at December 31, 2015.
Exhibit 2: Debt maturity table as of December 31, 2015

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2015
	(€ in millions)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating | 3-month EURIBOR + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating | 3-month EURIBOR + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0	—	800.0	June 30, 2023	Floating | 3-month EURIBOR + 3.50%	Not applicable
Revolving Credit Facility (Facility X)	381.0	—	381.0	September 30, 2020	Floating | 1-month EURIBOR + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	200.0	—	200.0	June 30, 2018	Floating | 1-month EURIBOR + 2.25%	Not applicable

Senior Secured Fixed Rate Notes
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed | 6.625%	Semi-annually (Feb. and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0	530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating | 3-month EURIBOR +3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	4,668.0	3,287.0	1,381.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2015, we held €277.3 million of cash and cash equivalents compared to €189.1 million at December 31, 2014. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. During the full year 2015, we generated €88.2 million of net cash as the negative impacts resulting from (i) a €77.6 million payment of cash taxes, (ii) cash payments for the second and first leg, respectively, of the Belgian football broadcasting rights for the 2014-2015 and 2015-2016 season, (iii) the acquisition of a 50% stake in De Vijver Media NV, (iv) the full execution of our €50.0 million Share Repurchase Program 2015, and (v) a net cash outflow of €73.0 million related to the partial unwinding of our interest rate derivatives portfolio was more than offset by the robust net cash generated by our operating activities. At December 31, 2015, we h

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ad access to two committed revolving facilities of €581.0 million, subject to compliance with the covenants mentioned below, and excluding the fully undrawn Term Loan AA of €800.0 million.
NET LEVERAGE RATIO
As of December 31, 2015, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.4x, which was slightly up sequentially as a result of a lower EBITDA contribution generally in the fourth quarter compared to prior quarters. Compared to December 31, 2014, our net leverage ratio decreased by 0.3x driven by solid growth in our EBITDA and the absence of meaningful shareholder distributions apart from the Share Repurchase Program 2015. As a reminder, our net leverage ratio does not yet reflect the acquisition of BASE Company, which is pending formal closing. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.
2.7    Capital expenditures

Accrued capital expenditures reached €383.6 million for the full year 2015, representing approximately 21% of our revenue versus approximately 23% for the full year 2014. Compared to the prior year, our accrued capital expenditures decreased slightly as significantly lower set-top box related capital expenditures were partly offset by higher network-related investments relating to both our proactive customer visits and our "Grote Netwerf" investment program. Our accrued capital expenditures for both for the full year 2015 and 2014 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2015-2016 and 2014-2015 seasons, respectively. Under EU IFRS, these non-exclusive broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 20% of our revenue for the full year 2015 and around 21% for the prior year.

Set-top box related capital expenditures decreased €36.5 million from €49.1 million for the full year 2014 to €12.6 million for the full year 2015 (Q4 2015: €5.3 million), reflecting modest growth in our enhanced video subscriber base while the prior year was impacted by the switch-off of our legacy SD platform. For the full year 2015, set-top box related capital expenditures represented approximately 4% of our total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season.

Capital expenditures for customer installations totaled €63.6 million for the full year 2015 (Q4 2015: €18.7 million), or approximately 18% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The 2% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year in addition to efficiencies as customers increasingly opted for self-installation, partly offset by higher costs related to our proactive customer visits.

Accrued capital expenditures for network growth and upgrades increased 45% to €142.4 million for the full year 2015 (Q4 2015: €58.1 million), and represented approximately 40% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The higher spending versus the prior year was primarily driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €165.0 million for the full year 2015 (Q4 2015: €52.9 million) compared to €175.1 million for the full year 2014 and included the Belgian football broadcasting rights for the 2015-2016 season and the 2014-2015 season respectively, as mentioned above.

This implies that approximately 62% of our accrued capital expenditures for the full year 2015 were scalable and subscriber growth related excluding the Belgian football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q4 2015, accrued capital expenditures represented €135.0 million, up 6% compared to the prior year period. The year-on-year increase primarily reflected higher network-related investments compared to last year, higher customer installations as part of our proactive customer visits, partly offset by lower set-top box related capital expenditures.

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3    Outlook and other information

3.1    Outlook for the year 2016

In light of the pending closing of the BASE Company acquisition, the board of directors decided not to provide a detailed outlook at this time. We intend to provide guidance on the combined group's expected financial performance in 2016 in April in conjunction with the release of our Q1 2016 results. Having received regulatory clearance, we confidently look ahead to the future together with BASE and all its stakeholders. To this end, 2016 and 2017 will feature prominent investments in both fixed and mobile networks, further solidifying our leading market position. We are anticipating expenditures of around €240.0 million over the next few years, including targeted investments in BASE Company's mobile network and integration costs, offset by expected combined annual run-rate synergies of at least €150.0 million, driven in large part by the migration of our mobile telephony subscriber base to the BASE Company network.

3.2    Shareholder remuneration

For 2016, the board of directors has authorized a €50.0 million share buy-back program (the “Share Repurchase Program 2016”), effective as of February 15, 2016. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for maximum consideration of €50.0 million, within a six (6) month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

European Commission approved BASE Company NV acquisition
On February 4, 2016, the European Commission announced that it had approved the proposed acquisition of BASE Company NV by Telenet. In April 2015, Telenet announced that it had entered into a definitive agreement to acquire BASE Company from Koninklijke KPN N.V. for an amount of € 1,325.0 million in order to secure its future as a leading provider of integrated telecommunications services. Through this acquisition, Telenet will become the owner of a mobile network. This will enable Telenet to effectively compete for the growth opportunities in the mobile telecommunications market. In this way, Telenet hopes to meet the growing demand from both private and business customers for the full range of fixed and mobile telecom services. Following the approval from the European Commission, the acquisition of BASE Company is expected to close mid-February 2016.

On November 19, 2015, Telenet confirmed that it had entered into conditional agreements with MEDIALAAN for, among other things, the sale by BASE Company to MEDIALAAN of all JIM Mobile customers and of its 50% stake in VikingCo NV, the entity that operates the Mobile Vikings brand in Belgium. These agreements were concluded in the context of the investigation by the European Commission into the proposed acquisition of BASE Company. As a result of the approval from the European Commission, and the Belgian Competition Authority's recent approval of the transaction with MEDIALAAN, BASE Company's sale of its 50% stake in VikingCo NV to MEDIALAAN can be completed after Telenet's acquisition of BASE Company is finalized. In time, BASE will also transfer the JIM Mobile clients to MEDIALAAN, and MEDIALAAN will become a ‘full MVNO player’ on the BASE network, for both the JIM Mobile and the Mobile Vikings customers. The transaction creates a platform for MEDIALAAN to become a new, high-performing MVNO player.

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3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Filip De Bock, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information, included in this press release.

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4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Dec 2015	Dec 2014	Change %

Total Services

Homes passed - Combined Network (12)	2,935,700	2,916,300	1%

Video
Basic video (5)	340,600	403,200	(16)%
Enhanced video (6)	1,714,200	1,680,100	2%
Total video	2,054,800	2,083,300	(1)%

Internet
Residential broadband internet	1,433,300	1,483,800	(3)%
Business broadband internet	137,200	39,500	247%
Total broadband internet (7)	1,570,500	1,523,300	3%

Fixed-line telephony
Residential fixed-line telephony	1,157,900	1,143,700	1%
Business fixed-line telephony	63,100	15,800	299%
Total fixed-line telephony (8)	1,221,000	1,159,500	5%

Mobile telephony (9)	1,001,200	894,300	12%

Total services (excl. mobile telephony) (13)	4,846,300	4,766,100	2%

Churn (14)

Video	7.2%	7.8%
Broadband internet	7.0%	6.9%
Fixed-line telephony	7.7%	7.8%

Customer relationship information - Combined Network

Triple-play customers	1,094,300	1,028,100	6%
Total customer relationships (10)	2,177,500	2,196,300	(1)%
Services per customer relationship (10)	2.23	2.17	3%
ARPU per customer relationship (in € / month) (10) (11)	51.2	48.3	6%

During 2015, we reclassified 85,000 residential broadband internet subscribers to business broadband internet subscribers. We also reclassified 44,700 residential fixed-line telephony subscribers to business fixed-line telephony subscribers. We did not apply these reclassification adjustments retroactively to the prior year quarters.

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5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1	EU IFRS condensed consolidated statements of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2015	2014	Change %	2015		2014	Change %
Profit for the period
Revenue

Revenue	458.7	436.0	5%	1,808.4		1,707.1	6%

Expenses

Cost of services provided	(246.0)	(250.4)	(2)%	(984.5)		(934.8)	5%

Gross Profit	212.7	185.6	15%	823.9		772.3	7%

Selling, general & administrative expenses	(90.3)	(67.9)	33%	(280.8)		(240.1)	17%

Operating profit	122.4	117.7	4%	543.1		532.2	2%

Finance income	1.1	1.5	(27)%	16.5		2.4	588%
Net interest income and foreign exchange gain	1.1	1.5	(27)%	2.7		2.4	13%
Net gain on derivative financial instruments	—	—	—%	13.8		—	—%
Finance expenses	(68.1)	(77.3)	(12)%	(280.2)		(334.0)	(16)%
Net interest expense, foreign exchange loss and other finance expenses	(62.1)	(63.9)	(3)%	(249.4)		(259.2)	(4)%
Net loss on derivative financial instruments	(6.0)	(13.3)	(55)%	—		(67.4)	(100)%
Loss on extinguishment of debt	—	(0.1)	(100)%	(30.8)		(7.4)	316%
Net finance expense	(67.0)	(75.8)	(12)%	(263.7)		(331.6)	(20)%
Share of the result of equity accounted investees	(0.4)	0.1	N.M.	(4.1)		0.4	N.M.

Profit before income tax	55.0	42.0	31%	275.3		201.0	37%

Income tax expense	(14.7)	(4.1)	259%	(99.6)		(91.7)	9%

Profit for the period	40.3	37.9	6%	175.7		109.3	61%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	1.2	(2.3)	N.M.	1.2		(2.3)	N.M.
Deferred tax	—	—	—%	—		(0.7)	N.M.
Other comprehensive loss for the period, net of income tax	1.2	(2.3)	—%	1.2		(3.0)	N.M.

Total comprehensive income for the period	41.5	35.6	17%	176.9		106.3	66%

Profit attributable to:	40.3	37.9	6%	175.7	0.000001	109.3	61%
Owners of the Company	40.3	37.9	6%	175.7		109.3	61%
Non-controlling interests	—	—	—%	—		—	—%

Total comprehensive income for the period, attributable to:	41.5	35.6	17%	176.9		106.3	66%
Owners of the Company	41.5	35.6	17%	176.9		106.3	66%
Non-controlling interests	—	—	—%	—		—	—%

Weighted average shares outstanding	116,486,074	116,553,948		116,492,339		115,940,077
Basic earnings per share	0.35	0.32		1.51		0.94
Diluted earnings per share	0.35	0.32		1.51		0.94

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2015	19

Revenue by Nature

Subscription revenue:
Video	139.5	135.4	3%	552.1	542.9	2%
Broadband internet	138.2	130.5	6%	546.0	513.9	6%
Fixed-line telephony	57.1	53.9	6%	226.9	211.1	7%
Cable subscription revenue	334.8	319.8	5%	1,325.0	1,267.9	5%
Mobile telephony	50.2	46.9	7%	203.4	181.0	12%
Total subscription revenue	385.0	366.7	5%	1,528.4	1,448.9	5%
Business services	30.5	28.2	8%	118.1	105.5	12%
Other	43.2	41.1	5%	161.9	152.7	6%
Total Revenue	458.7	436.0	5%	1,808.4	1,707.1	6%

Expenses by Nature

Employee benefits	(41.4)	(39.3)	5%	(155.8)	(153.8)	1%
Share based compensation	(1.8)	(1.3)	38%	(10.4)	(8.3)	25%
Depreciation	(69.0)	(64.0)	8%	(270.8)	(249.2)	9%
Amortization	(19.6)	(15.7)	25%	(73.0)	(60.0)	22%
Amortization of broadcasting rights	(14.2)	(14.0)	1%	(49.0)	(48.3)	1%
Gain on disposal of property and equipment and other intangible assets	1.3	0.3	333%	2.4	2.0	20%
Network operating and service costs	(149.3)	(145.9)	2%	(569.0)	(524.5)	8%
Advertising, sales and marketing	(25.8)	(21.5)	20%	(74.2)	(67.1)	11%
Other costs	(22.7)	(16.7)	36%	(65.7)	(61.7)	6%
Operating charges related to acquisitions or divestitures	(3.3)	(0.1)	N.M.	(9.7)	(2.1)	362%
Restructuring gains (charges)	9.5	(0.1)	N.M.	9.9	(1.9)	N.M.

Total Expenses	(336.3)	(318.3)	6%	(1,265.3)	(1,174.9)	8%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2015	20

5.2    EU IFRS condensed consolidated statements of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2015	2014	Change %	2015	2014	Change %

Cash flows from operating activities
Profit for the period	40.3	37.9	6%	175.7	109.3	61%
Depreciation, amortization, impairment and restructuring charges	92.0	93.5	(2)%	380.5	357.4	6%
Working capital changes and other non cash items	(14.4)	(46.2)	(69)%	25.3	(70.1)	N.M.
Income tax expense	14.8	4.1	N.M.	99.7	91.7	9%
Net interest expense, foreign exchange loss and other finance expenses	60.9	62.4	(2)%	246.6	256.8	(4)%
Net loss (gain) on derivative financial instruments	6.0	13.3	(55)%	(13.8)	67.4	N.M.
Loss on extinguishment of debt	—	0.1	(100)%	30.8	7.4	316%
Cash interest expenses and cash derivatives	(32.4)	(50.8)	(36)%	(201.7)	(236.5)	(15)%
Income taxes paid	—	(11.1)	(100)%	(77.6)	(11.8)	558%

Net cash from operating activities	167.2	103.2	62%	665.5	571.6	16%

Cash flows from investing activities
Purchases of property and equipment	(81.8)	(51.1)	60%	(246.0)	(210.9)	17%
Purchases of intangibles	(30.8)	(22.1)	39%	(133.0)	(110.9)	20%
Acquisition of and loans to equity accounted investees	2.4	—	—%	(57.2)	—	—%
Proceeds from sale of property and equipment	0.7	0.7	—%	3.1	3.2	(3)%
Purchase of broadcasting rights for resale purposes	(1.7)	(2.5)	(32)%	(3.8)	(11.3)	(66)%
Proceeds from the sale of broadcasting rights for resale purposes	1.7	2.5	(32)%	3.8	11.3	(66)%

Net cash used in investing activities	(109.5)	(72.5)	51%	(433.1)	(318.6)	36%

Cash flows from financing activities
Repayments of loans and borrowings	(7.4)	(7.4)	—%	(507.4)	(728.8)	(30)%
Proceeds from loans and borrowings	12.7	—	—%	542.7	573.7	(5)%
Repurchase of own shares	—	—	—%	(50.0)	(48.2)	4%
Sale of own shares	0.4	10.2	(96)%	2.0	25.6	(92)%
Payments for early termination of derivative financial instruments	(73.0)	(75.6)	(3)%	(73.0)	(75.6)	(3)%
Other financing activities (incl. finance leases)	(9.3)	(6.5)	43%	(58.5)	(24.7)	137%

Net cash used in financing activities	(76.6)	(79.3)	(3)%	(144.2)	(278.0)	(48)%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	296.2	237.7	25%	189.1	214.1	(12)%
Cash at end of period	277.3	189.1	47%	277.3	189.1	47%

Net cash generated (used)	(18.9)	(48.6)	(61)%	88.2	(25.0)	(453)%

Free Cash Flow
Net cash from operating activities	167.2	103.2	62%	665.5	571.6	16%
Cash payments for direct acquisition and divestiture costs	3.3	0.8	313%	6.9	2.2	214%
Purchases of property and equipment	(81.8)	(51.1)	60%	(246.0)	(210.9)	17%
Purchases of intangibles	(30.8)	(22.1)	39%	(133.0)	(110.9)	20%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(1.2)	(67)%	(1.8)	(4.9)	(63)%
Principal payments on post acquisition additions to network leases	(3.7)	(2.8)	32%	(12.6)	(9.6)	31%

Free Cash Flow	53.8	26.8	101%	279.0	237.5	17%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2015	21

5.3    EU IFRS condensed consolidated statements of financial position
(unaudited)

(€ in millions)	December 31,	December 31	Change
	2015	2014

ASSETS
Non-current Assets:
Property and equipment	1,411.9	1,417.5	(5.6)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	241.1	248.4	(7.3)
Deferred tax assets	108.5	102.0	6.5
Investments in and loans to equity accounted investees	57.4	1.4	56.0
Other assets	25.8	2.3	23.5
Total non-current assets	3,086.5	3,013.4	73.1

Current Assets:
Inventories	19.3	17.1	2.2
Trade receivables	145.9	111.7	34.2
Other current assets	69.5	77.8	(8.3)
Cash and cash equivalents	277.3	189.1	88.2
Total current assets	512.0	395.7	116.3

TOTAL ASSETS	3,598.5	3,409.1	189.4

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.7	0.1
Share premium and other reserves	1,001.3	1,019.1	(17.8)
Retained loss	(2,224.9)	(2,394.3)	169.4
Remeasurements	(9.3)	(10.5)	1.2
Total equity attributable to owners of the Company	(1,220.1)	(1,373.0)	152.9
Non-controlling interests	16.7	10.7	6.0
Total equity	(1,203.4)	(1,362.3)	158.9

Non-current Liabilities:
Loans and borrowings	3,683.3	3,654.7	28.6
Derivative financial instruments	57.8	114.2	(56.4)
Deferred revenue	0.6	1.7	(1.1)
Deferred tax liabilities	124.5	133.4	(8.9)
Other liabilities	59.1	82.6	(23.5)
Total non-current liabilities	3,925.3	3,986.6	(61.3)

Current Liabilities:
Loans and borrowings	110.6	78.8	31.8
Trade payables	133.5	114.4	19.1
Accrued expenses and other current liabilities	350.2	325.2	25.0
Deferred revenue	73.6	73.0	0.6
Derivative financial instruments	6.2	28.4	(22.2)
Current tax liability	202.5	165.0	37.5
Total current liabilities	876.6	784.8	91.8
	—
Total liabilities	4,801.9	4,771.4	30.5
	—
TOTAL EQUITY AND LIABILITIES	3,598.5	3,409.1	189.4

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2015	22

(1)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures.  Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber.  As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(11)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2015	23

hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call – Telenet will host a conference call for institutional investors and analysts on February 10, 2016 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Investor Relations:	Rob Goyens	rob.goyens@staff.telenet.be	Phone: +32 15 333 054
	Thomas Deschepper	thomas.deschepper@staff.telenet.be	Phone: +32 15 366 645
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@staff.telenet.be	Phone: +32 15 335 006

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2014 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2015 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE Company NV on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 25, 2016.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 10, 2016 at 7:00am CET